Exhibit 99.1 News Release For further information contact: Geralyn DeBusk Halliburton Investor Relations 972-458-8000

Dave & Buster’s, Inc. Reports Comparable Store Sales and Other Information for its Fiscal 2011 First Quarter

DALLAS—May 4, 2011—Dave & Buster’s, Inc. (the “Company”), a leading operator of high volume entertainment/dining complexes, today announced that for the first quarter of fiscal 2011 ended May 1, 2011, the Company estimates that its comparable store sales increased 6% versus the same period in fiscal 2010.  Additionally, the Company announced that as of May 1, 2011, there were no outstanding borrowings under the revolving credit facility portion of its senior secured credit facility.

Founded in 1982 and headquartered in Dallas, Texas, the Company is the premier national owner and operator of high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages.  The Company currently has stores in 24 states and Canada.  For additional information on the Company, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores and acts of God.